Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
May 1, 2018		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. PROVIDES PRELIMINARY
FISCAL YEAR 2018 REVENUE AND RANGE FOR ADJUSTED DILUTED EARNINGS PER SHARE

Minneapolis, MN, May 1, 2018 - Hawkins, Inc. (Nasdaq: HWKN) today announced preliminary unaudited revenue and a range for adjusted earnings per share and adjusted EBITDA for its fiscal year ended April 1, 2018.

•	Record revenue of $504 million, representing an increase of 4.3% over the prior fiscal year, with growth from all reporting segments

•	Fourth quarter revenue growth of 7% year over year

•	Non-cash goodwill impairment charge of $39.1 million, or ($3.68) per diluted share, related to the Health and Nutrition segment

•	Paid down $13 million of debt in the fourth quarter resulting in a full year debt-to-EBITDA ratio below 2.0x

•	Diluted loss per share range of ($0.88) to ($0.83)

•	Adjusted diluted earnings per share ("EPS") range of $1.48 to $1.53

•	Numerous steps taken in fiscal 2018 to position the Company for improved earnings growth in fiscal 2019 and future years

For fiscal 2018, diluted loss per share is expected to be in the range of ($0.88) to ($0.83). The decrease from the prior year’s diluted EPS of $2.13 was driven by the non-cash goodwill impairment charge, rising raw material costs, a significant negative LIFO adjustment, and competitive pressures, offset somewhat by the positive impacts of the Tax Cuts and Jobs Acts (the “Act”). Adjusted diluted EPS is expected to be in the range of $1.48 to $1.53.
“During the fourth quarter, we saw positive revenue growth in all segments which resulted in full year revenue growth in Water Treatment of 7% to $139 million, our Industrial segment growing 4% to $247 million, and Health and Nutrition revenue growth of 2% to $118 million. Overall, fiscal 2018 was a challenging year with raw material cost increases and competitive pressures limiting our ability to pass the full increase in costs on to our customers. Those pressures, however, resulted in the entire organization continuing to be very cost-focused while ensuring we deliver best-in-class service to our customers. This had a direct, positive impact on our results of operations, where our overall selling, general, and administrative costs were flat year over year,” said Patrick Hawkins, Chief Executive Officer and President.
Mr. Hawkins continued, “We are positioned well for fiscal year 2019 due to our focused expense control, end-market price increases accepted in the latter half of the third quarter and during the fourth quarter, and restructuring activities taken in the latter half of fiscal year 2018 that resulted in approximately $0.5 million of severance expense, but will generate approximately $1 million to $1.2 million in future annualized savings. In addition, within our Health and Nutrition segment we are focused on core growth areas, and have seen continued growth in our distribution business, and believe the overall profitability in this business will grow at faster rates than future revenue growth.”
Goodwill Impairment: The fourth quarter and fiscal year ended April 1, 2018 were negatively impacted by a non-cash goodwill impairment charge of $39.1 million, or ($3.68), per diluted share, related to the Health and Nutrition segment. The impairment occurred due to operational challenges at one of our facilities that are being addressed, changes in expectations for future growth as part of our fourth quarter long-term strategic planning process to more closely align with historical rates and expected changes in future product mix. We anticipate the revenue for this business will grow at rates greater than growth in GDP in future years.
The Act: In fiscal 2018 we recorded a one-time income tax benefit of $13.9 million, or $1.31 per diluted share, due to the revaluing of our net deferred tax liabilities at the lower U.S. corporate tax rate of 21% from 35%. In future years, we expect our statutory federal rate to be 21%. We expect the benefit of the Act’s federal rate change to improve our net income by approximately $3 million annually and our overall effective tax rate to be 27% to 29% in future fiscal years.
LIFO: During fiscal 2018, we incurred approximately $4 million of expense, decreasing gross profit, under the LIFO method of valuing inventory due to rising material costs and proactively bringing in inventory in the fourth quarter ahead of projected increases in raw material costs. In fiscal 2017, the LIFO method of valuing inventory increased gross profit by approximately $3 million.
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. We expect adjusted EBITDA for fiscal 2018 to be in the range of $50.7 million to $51.7 million, compared to fiscal 2017 adjusted EBITDA of $61.8 million. The decrease is due to the combined impact of reduced gross profit in our Industrial segment due to rising material costs and competitive pressures, lower manufactured product sales in our Health and Nutrition segment, and the negative year-over-year LIFO impact of approximately $7 million, partially offset by the favorable year-over-year results in our Water Treatment segment.
The foregoing preliminary unaudited financial information for the fiscal year and fourth quarter ended April 1, 2018 is based upon estimates and subject to completion of our financial closing procedures and external audit process. Such financial information has been prepared by management solely on the basis of currently available information. The preliminary unaudited financial information does not represent and is not a substitute for a comprehensive statement of financial results, and our actual results may differ materially from these estimates because of final adjustments, the completion of our financial closing procedures, including the pending audit of the Company’s annual financial statements, and other developments after the date of this release.
The Company expects to release actual fourth quarter and full year results on May 31, 2018 after market close, consistent with our year-end process and prior year timing.
About Hawkins, Inc.
Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.
Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted net income, adjusted diluted earnings per share and adjusted EBITDA. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.

Management uses each of these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, goodwill impairment, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.
A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

Adjusted Net Income and EPS	Fiscal Year Ended
	April 1, 2018 (unaudited)				April 2, 2017
(in thousands, except per-share data)	Net (Loss) Income		Diluted (Loss) Earnings per Share		Net Income	Diluted Earnings per Share
	Low End	High End	Low End	High End
As Reported (GAAP)	$(9,400)	$(8,900)	$(0.88)	$(0.83)	$22,555	$2.13
Revaluation of net deferred tax liabilities	(13,943)	(13,943)	(1.31)	(1.31)	—	—
Goodwill impairment	39,116	39,116	3.68	3.68	—	—
As Adjusted	$15,773	$16,273	$1.48	$1.53	$22,555	$2.13

Adjusted EBITDA	Fiscal Year Ended
	April 1, 2018		April 2, 2017
(in thousands)	Low End	High End	(as reported)
Net (Loss) Income (GAAP)	$(9,400)	$(8,900)	$22,555
Interest expense	3,317	3,317	2,644
Income tax (benefit) expense	(6,100)	(5,600)	13,493
Amortization of intangibles	5,704	5,704	6,050
Depreciation expense	16,686	16,686	14,825
Goodwill impairment	39,116	39,116	—
Non-cash compensation expense	1,371	1,371	2,127
Stauber acquisition expenses	—	—	61
Adjusted EBITDA	$50,694	$51,694	$61,755
Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, the completion of our financial closing procedures, including the pending audit of the Company’s annual financial statements, and other developments after the date of this release, fluctuations in the prices and availability of our raw materials, changes in demand and customer requirements or processes for our products, and interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 2, 2017, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.